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                                                                   EXHIBIT 10.38

April 27, 2004

Mark A. Merrill
940 South Wolfe
Sunnyvale, CA 94086

Dear Mark:

I am pleased to offer you the position of Vice President, Marketing reporting directly to me. Your base salary will be $4,807.70 per week, which is equivalent to $250,000 per year, less any applicable payroll taxes and voluntary deductions.

You will be paid bi-weekly and you will be eligible for the standard Photon Dynamics benefits package. Details about these benefits are provided in the Company's Employee Handbook and Summary Plan Descriptions, which are available for your review. The Company may modify your compensation and benefits from time to time as it deems necessary.

In addition you will be eligible to participate in the "Photon Dynamics, Inc. Fiscal Year 2004 Management Incentive Bonus Program". Your bonus will be based on the evaluation of your performance against stated objectives (MBOs) and the financial performance of the company. The financial pool available to fund FY'04 management bonuses, is subject to the approval of the Compensation Committee of the Photon Dynamics, Inc. Board of Directors. In your position you are eligible for a 50% bonus.

You will also be eligible for a quarterly bonus of $10,000. This bonus will be paid out quarterly based upon performance against stated objectives. The total annual potential of this payment is $40,000 less any applicable payroll taxes and voluntary deductions.

As an additional incentive, subject to approval by the Board, the Company will grant you an option to buy 80,000 shares of Photon Dynamics, Inc. Common Stock, with an exercise price equal to the fair market value on the date of the grant as determined by the Board (the "Option"). The Option will vest over a 50-month period as follows: twelve percent (12%) of shares subject to the Option will vest and become exercisable six (6) months after your employment date; thereafter, the remaining shares will vest 2% per month over an additional forty-four (44) months, so that the Option will be fully vested and exercisable after you complete four (4) years and two (2) months of employment with the Company. The actual terms and conditions of any option granted to you will be governed in all respects by a written stock option agreement and the applicable stock option plan, which will be provided to you.

Should you accept this offer of employment you will be eligible for a sign on bonus of $200,000 to be paid as follows; $100,000 as an immediate sign on bonus, $50,000 in September 2004 and $50,000 in January 2005 less any applicable payroll taxes and voluntary deductions. This sign on bonus will be paid to you as a separate check in accordance with our payroll cycle.

As an employee of Photon Dynamics, Inc., you will be expected to abide by Company rules and policies, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the enclosed Proprietary Information and Invention Agreement, which (among other provisions) prohibits unauthorized use or disclosure of Company proprietary information. As required by law, this offer is subject to satisfactory proof of your legal right to work in the United States.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By signing this letter, you represent to the Company that you are able to perform your job duties within these guidelines.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent

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that in performing your duties as an employee of the Company, you will not breach any agreement with any former employer or third party.

As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Your employment relationship with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The fact that the rate of your salary or other compensation is stated in units of years or months and that your paid time off accrues annually or monthly does not alter the at-will nature of the employment relationship, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements, representations or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by an officer of the Company.

Please sign and date this letter and the enclosed Proprietary Information and Inventions Agreement, and return the signed documents to me by April 30, 2004 if you wish to accept employment at Photon Dynamics under the terms described above. A copy is enclosed for your personal records.

Again, I am extremely pleased to offer you this position and look forward to your acceptance. My management team and I are confident you will find this role both interesting and challenging. We look forward to working with you and know you will contribute and share in Photon Dynamics' success.

If you have any questions, please do not hesitate to contact me.

Best regards,

/s/ Jeff Hawthorne
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Jeff Hawthorne
President and Chief Executive Officer

                                              I accept this offer of employment:

                                             /s/ Mark Merrill
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                                             Date signed: 4/29/04

                                             Planned start date: 6/21/04

Enclosure:  Proprietary Information and Inventions Agreement

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